Exhibit 99.2

EMPLOYEE MEMO

CONFIDENTIAL

TO:	All Staff

FROM:	Jeffrey Hackman, Chief Executive Officer

RE:	Exciting Development for Comera Life Sciences

Team,

I am pleased to share very exciting news about Comera Life Sciences. Today, we announced a definitive agreement for a business combination with OTR Acquisition Corp., a special purpose acquisition company (SPAC). This is the initial step toward Comera becoming a publicly-traded company.

This action will help advance our mission to become the company that leads a compassionate new era in medicine, with the development of a new generation of bio-innovative medicines to improve patient access, safety, and convenience, while reducing healthcare costs and importantly, improving patient quality of life, and it is only possible because of your dedication and hard work.

We believe that becoming a public company will provide Comera with the financial resources to fuel our continued research and development efforts, and the business combination with OTR offers us an innovative route to becoming a public company with a more controlled entry into the market.

With all of that said, I assure you that this transition will not change our focus or day-to-day operations and we will continue conducting business as usual. Our commitment to embracing a new era in medicine is what has brought us here and will continue propelling us forward.

As we move through this process, it is very important that company communications, including this letter and Employee FAQs, remain internal and cannot be shared with anyone outside of Comera. If you are contacted by anyone outside of the company, including media, industry analysts or investors, regarding our planned business combination, please immediately direct them to Melissa Lovequist for routing to the appropriate recipient.

We will hold a meeting on Monday morning to discuss this news and will continue to keep you updated as we proceed through this process. Thank you again for all of your hard work and we look forward to writing this exciting chapter in Comera’s history with you.

Sincerely,

Jeffrey Hackman

Employee FAQs

Q: What is a SPAC?

A: SPAC stands for Special Purpose Acquisition Company. It is a publicly traded company created for the purpose of acquiring or merging with an existing company.

Q: Are we being acquired? Will the company’s name stay the same, or are we becoming OTR Acquisition Corp.?

A: At the closing of the transaction, both we and the SPAC, OTR Acquisition Corp. (“OTR”), will merge with separate subsidiaries of Comera Life Sciences Holdings, Inc. (“Parent”). Parent is a new company and wholly-owned subsidiary of Comera that we expect will be listed on the NASDAQ under the ‘CMRA’ ticker symbol.

Q: Why are we going public through a SPAC?

A: Working with a top tier institutional investor as a vehicle to enter the public market is a streamlined and efficient way to tell the compelling story of Comera’s success and growth potential in developing next-generation bio-innovative biologic medicines.

We are thrilled to partner with OTR to support Comera and enable further investment in a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms.

Q: When will we go public?

A: The next step involves OTR submitting certain filings to the Securities and Exchange Commission, or the SEC. the filings will provide additional information about the transaction and will be publicly available at ww.sec.gov. Parent will file a registration statement (which will contain a proxy statement/ prospectus) with the SEC in connection with the transaction, which will include information about the transaction and the publicly traded entity going forward. The SEC will then engage in a comment and review process involving the proposed disclosure in the registration statement. Once the SEC review process is complete, and subject to certain other closing conditions of the transaction, we expect to complete the business combination and Parent will become a public company with securities listed on the NASDAQ in the second quarter of 2022.

Q: How does this change our jobs until we go public?

A: Our jobs and our mission remain the same. Now more than ever it’s critically important that everyone remain focused on delivering upon our near- and long-term goals. In the initial period after the announcement and later as a public company, compliance with company policies, especially those involving communicating with the press and working with proprietary information, will become extremely important. We will be working through public company-readiness requirements and will provide more information to employees before the transaction closes.

Q: Can I tell others about this news?

A: We’re glad you’re excited and enthusiastic about this news - it’s a big moment for Comera! That said, our communications team will be addressing all inquiries and managing any announcements. If you have questions, please reach out to Melissa Lovequist.

Q: Can I share this on my social media?

A press release announcing the transaction went out earlier today making it public information. Feel free to link to the press release on your social media and share and like posts that are made by Comera, however you must not otherwise comment on the transaction or otherwise post information about the transaction on social media. You must not share any non-public, material information. Any communications you make about the transaction, including posts on social media, could be attributed to Comera and so may need to be publicly filed with the SEC and could delay or even jeopardize the transaction.

Q: If someone I don’t know reaches out to me with questions about the news, what should I do?

A: If anyone you do not know reaches out to you with questions about this news, please do not respond, even if you think you know the answer. Instead, please reach out to Melissa Lovequist immediately and she will provide guidance.

Q: Can we buy stock in the OTR Acquisition Corp. SPAC while we are waiting to complete the combination and become public?

A: Due to securities law requirements and considerations, you and your family members should not buy shares of the SPAC (either directly or through someone doing it on your behalf) right now.

Q: Will my job go away? Will my duties change?

A: The company structure, employee reporting lines, and office will remain in place through this transition, and we should all continue working together towards our shared goals.

Q: Will my benefits or salary change?

A: Comera expects that employee payroll, benefits, and policies will not change as a result of this transition. Please reach out to Melissa Lovequist with questions on this topic.

Q: Will leadership change? What about the Board of Directors?

Comera’s management team will continue in their roles following the transaction. There will be some changes to the board of directors..

Q: What does this mean in terms of our individual equity in the company?

A:  Once Comera is a public company more information regarding equity will be available. In the coming weeks we will be better able to address this question with information regarding the exercising of options, liquidity, lockup, buying shares, etc.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Comera Life Sciences Holdings, Inc. (“Holdco”) intends to file a registration statement on Form S-4 that will include a proxy statement of OTR, and a prospectus of Holdco. The proxy statement/prospectus will be sent to all OTR and Comera stockholders. Holdco also will file other documents regarding the proposed business combination with the SEC. Before making any voting decision, investors and securities holders of OTR and Comera are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Investors and securities holders will be able to obtain free copies of the proxy/information statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Holdco through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by OTR may be obtained free of charge from OTR’s website at https://www.otracquisition.com/ or by written request to OTR Acquisition Corp., 1395 Brickell Avenue, Suite 800, Miami, Florida 33131.

Participants in the Solicitation

Holdco and OTR and their respective directors and officers may be deemed to be participants in the solicitation of proxies from OTR’s stockholders in connection with the proposed business combination. Information about OTR’s directors and executive officers and their ownership of OTR’s securities is set forth in OTR’s filings with the SEC, including OTR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 3, 2021 as amended on December 13, 2021. To the extent that holdings of OTR’s securities have changed since the amounts printed in OTR’s Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus regarding the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This FAQ contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between OTR and Comera, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products offered by Comera and the markets in which it operates, and Comera’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of OTR’s securities, (ii) the risk that the transaction may not be completed by OTR’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by OTR, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of OTR, the satisfaction of the minimum trust account amount following redemptions by OTR’s public stockholders, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the transaction on Comera’s business relationships, performance, and business generally, (vii) risks that the proposed business combination disrupts current plans of Comera and potential difficulties in Comera’s employee retention as a result of the proposed business combination, (viii) the outcome of any legal proceedings that may be instituted against Holdco, Comera or OTR related to the business combination agreement or the proposed business combination, (ix) the ability to maintain the listing of OTR’s securities on the Nasdaq, (x) the price of Holdco’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Comera operates, variations in performance across competitors, changes in laws and regulations affecting Comera’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, (xii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Comera operates, (xiii) the risk that Comera and its current and future collaborators are unable to successfully develop and commercialize Comera’s products or services, or experience significant delays in doing so, (xiv) the risk that Comera may never achieve or sustain profitability; (xv) the risk that Comera will need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xvi) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations, (xvii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (xviii) the risk of product liability or regulatory lawsuits or proceedings relating to Comera’s products and services, and (xix) the risk that Comera is unable to secure or protect its intellectual property and (xx) the risk that the post-combination company’s securities will not be approved for listing on Nasdaq or if approved, maintain the listing. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of OTR’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Holdco’s registration statement on Form S-4 and the proxy statement/prospectus discussed above and other documents filed by Holdco or OTR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Holdco, Comera and OTR assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Holdco, Comera nor OTR gives any assurance that either Comera or OTR will achieve its expectations.

No Solicitation

This communication does not constitute the solicitation of a proxy, consent or authorization with respect to the business combination. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.